UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2005

Icoria, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-30365	56-2047837
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

108 T.W. Alexander Drive, Research Triangle Park, North Carolina	27709
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 425-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 23, 2005, Icoria, Inc. (“Icoria”) signed an Asset Purchase Agreement (the “Asset Purchase Agreement”) by and between Icoria and Monsanto Company (“Monsanto”). See ITEM 2.01 and the Exhibits attached to this Current Report on Form 8-K. The Asset Purchase Agreement, the Assignment Agreement, concerning a lease associated with the asset purchase, and the Amendment to the existing contract with Monsanto are attached to this Current Report on Form 8-K as Exhibits 10.1, 10.2 and 10.3 respectively, and are incorporated herein by reference.

Immediately preceeding the Asset Purchase Agreement by and between Icoria and Monsanto, the existing secured creditors of Icoria consented to the transaction and entered into agreements modifying the terms of their existing contractual relationships with Icoria. The Loan Modification Agreement materially modified the agreement with Laurus Master Fund, Ltd. (“Laurus”) and releases a pool of collateral on which Laurus had a senior lien in order to permit the transaction with Monsanto. Essentially all of the fixed assets transferred to Monsanto served as collateral for the Laurus note, therefore Icoria agreed to provide Laurus with approximately $60,000 in additional interest and to prepay an additional $430,000 in principal in the event that Laurus is unable to convert this amount of the note by October 1, 2005. A copy of the Loan Modification Agreement with Laurus is attached to this Current Report on Form 8-K as Exhibit 10.4 and is incorporated herein by reference.

On March 28, 2005, Brett Farabaugh was named the Vice President of Finance of Icoria. Mr. Farabaugh’s annual salary is increasing to $160,000 effective April 1, 2005. The customary benefits and bonus opportunity outlined in the Current Report on Form 8-K, filed on January 6, 2005, remains in effect. Mr. Farabaugh’s participation in the Executive Incentive Plan will begin April 1, 2005, at a rate of 35% prorated for 2005. In addition, Mr. Farabaugh will receive a severance agreement of up to 12 months of severance pay, consistent with other executive agreements. The severance document will be prepared and executed by April 30, 2005. His offer letter amends his previous employment arrangement with Icoria. The offer letter is attached to this Current Report on Form 8-K at Exhibit 10.5.

The summaries of the material terms of the agreements discussed herein are qualified in their entirety by reference to the text of those agreements filed herewith.

ITEM 1.02	TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

In connection with the Asset Purchase Agreement by and between Icoria and Monsanto, Icoria entered into an amendment to its existing contract for services with Monsanto. This transaction is more fully described in ITEM 2.01 in this Current Report on Form 8-K. Due to the sale of these assets, the Company’s existing six-year commercial collaboration with Monsanto was amended to terminate in May 2005, approximately nine months before its previously scheduled end date, and the total contract value was reduced by $1,400,000.

On March 24, 2005, Peter Johnson, M.D. gave written notice to Icoria, Inc. that he is resigning the position of Executive Vice President and Chief Medical Officer effective immediately. In January 2004, we had entered into an employment agreement with Peter Johnson, M.D. effective following the closing of the TissueInformatics.Inc (“TissueInformatics”) acquisition, which occurred on March 11, 2004. The agreement provided that Dr. Johnson’s employment could be terminated, with or without cause, at any time by Dr. Johnson or us. He will receive no severance or other payments as a result of his resignation.

His letter of resignation terminates his employment contract and is attached to this Current Report on Form 8-K as Exhibit 10.6 and is incorporated herein by reference.

ITEM 2.01	COMPLETION OF AN ACQUISITION OR DISPOSITION OF ASSETS.

On March 23, 2005, Icoria sold selected agricultural assets related to the field of transgenic traits for agriculture to Monsanto. Under the terms of the Asset Purchase Agreement, Monsanto paid $4,750,000 with an additional installment payment of $1,180,000 due in January 2006. A payment of $820,000 may also be due in January 2006 if Icoria meets certain transition milestones. As part of the sale, Monsanto agreed to assume the remaining five years on a 32,000 square foot facility lease and extend offers of employment to approximately sixty of Icoria’s employees beginning in May 2005.

The transaction closed on March 23, 2005, with the transition to be fully implemented by May 9, 2005. At that time, the existing research and development agreement with Monsanto will be effectively completed. Monsanto will make a final payment installment under the agreement as of such date, subject to the achievement of certain milestones set forth in the amendment.

Icoria’s relationship with Monsanto first began in November 1999, upon entering into a commercial collaboration with Monsanto to provide certain Arabidopsis-based gene function data for the development of crop inputs and outputs and nutrition. Under the terms of this commercial arrangement, Monsanto provided Icoria with thousands of genes from Arabidopsis and other organisms. During the term of the contract Icoria performed a functional analysis of such genes for Monsanto using Icoria technology platforms. Pursuant to the terms of the original agreement, Monsanto either owns or has exclusive licenses to certain patents that result from the course of this project. During September 2001, Icoria announced that Monsanto amended the collaboration agreement by eliminating its option to terminate the agreement without cause in exchange for broader commercialization rights. This amendment committed Monsanto to a total term of six years with committed funding through January 2006. During November 2002, Icoria announced that the research plan under the commercial collaboration with Monsanto had been further revised. This November 2002 revision only affected the fourth quarter of 2002 by slowing the timing of revenue recognition.

ITEM 2.02	RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On March 24, 2005, Icoria issued a press release announcing its year end financial results for the year ended December 31, 2004. A copy of the press release is furnished to this Current Report on Form 8-K as Exhibit 99.1.

This information shall not be deemed to be “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934 (the “Exchange Act”) and shall not be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

ITEM 2.06.	MATERIAL IMPAIRMENTS

On March 24, 2005, in connection with the press release furnished with this Current Report on Form 8-K as Exhibit 99.1, the details of which are more fully set forth therein, the management of Icoria has determined that although strategically useful and a key step to creating powerful and unique systems biology capabilities for biomarker discovery, much of the commercial business Icoria expected to attract as a result of the acquisition did not materialize in a timely or cost effective fashion. Icoria believes that the markets have changed, and more product development would be required before Icoria could successfully sell quantitative tissue analysis and machine-aided histomorphometry on a large-scale commercial basis. As a result, Icoria is writing off the intangible assets that relate to TissueInformatics. The fourth quarter results include a $1.9 million one-time write-off of intangible assets related to the March 2004 acquisition of TissueInformatics.

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

As set forth above in ITEM 1.02, Peter Johnson, M.D. gave written notice to Icoria on March 24, 2005, of his resignation.

We have received notices, on or about March 28, 2005, from three of our directors, Michael Summers, Susan Harlander, Ph.D., and Robert M. Goodman, Ph.D., who have each informed us that they will be resigning or not standing for reelection after the annual meeting as their individual situation warrants. Mr. Summers has been a director since March of 1998, Dr. Harlander since May 2001, and Dr. Goodman since June of 1998. No resignation or refusal to stand for reelection, set forth above, was due to any disagreement with Icoria regarding any matter.

As set forth above in ITEM 1.01, on March 28, 2005 Brett Farabaugh was named the Vice President, Finance of Icoria. Since December 31, 2004, Mr. Farabaugh has been serving as Icoria’s Senior Director of Finance, Chief Accounting Officer. As the Senior Director of Finance, Chief Accounting Officer, and now Vice President, Finance, Mr. Farabaugh has served and will continue to serve as Icoria’s principal financial and accounting officer and has been and will continue to be responsible for the customary obligations denoted by those functions. Mr. Farabaugh’s offer letter dated March 28, 2005, is attached to this Current Report on Form 8-K at Exhibit 10.5.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits:

10.1	Asset Purchase Agreement by and between Icoria and Monsanto Company dated March 23, 2005

10.2	Assignment Agreement by and among Icoria, Inc., Monsanto Company and ARE 108 Alexander Road LLC dated March 23, 2005

10.3	Amendment to the existing Monsanto contract dated March 23, 2005

10.4	Loan Modification Agreement with Laurus Master Fund, Ltd. dated March 23, 2005

10.5	Brett Farabaugh’s offer letter for employment as the Vice President, Finance dated March 28, 2005

10.6	Dr. Johnson’s Letter of resignation dated March 24, 2005

99.1	Press Release of Icoria, Inc. dated March 24, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICORIA, INC.

(Registrant)

Dated: March 29, 2005	By:	/s/ HEINRICH GUGGER
Heinrich Gugger
President and Chief Executive Officer